Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Fourth Quarter and Full Year 2022 Financial Results

•

Fourth Quarter 2022 Revenues of $774.4 Million, Up 15% Compared to $676.2 Million in Prior Year Quarter; Excluding Estimated Negative Impact of FX, Fourth Quarter 2022 Revenues Up 18% Compared to Prior Year Quarter

•	Fourth Quarter 2022 EPS of $1.33 Compared to $1.07 in Prior Year Quarter; Fourth Quarter 2022 Adjusted EPS of $1.52 Compared to $1.13 in Prior Year Quarter

•	Full Year 2022 Revenues of $3.029 Billion, Up 9% Compared to $2.776 Billion in Prior Year; Excluding Estimated Negative Impact of FX, Full Year 2022 Revenues Increased 12% Compared to Prior Year

•	Full Year 2022 EPS of $6.58 Compared to $6.65 in Prior Year; Full Year 2022 Adjusted EPS of $6.77 Compared to $6.76 in Prior Year

•	Introduces 2023 Guidance

Washington, D.C., February 23, 2023 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the full year and fourth quarter ended December 31, 2022.

For the full year 2022, revenues of $3.029 billion increased $252.7 million, or 9.1%, compared to revenues of $2.776 billion in the prior year. Excluding the estimated negative impact from foreign currency translation (“FX”), revenues increased $339.8 million, or 12.2%, compared to the prior year. The increase in revenues was primarily due to higher demand in the Corporate Finance & Restructuring, Forensic and Litigation Consulting, Technology and Strategic Communications business segments. Net income of $235.5 million compared to $235.0 million in the prior year. The increase in net income was primarily due to higher revenues, which was largely offset by higher compensation, including the impact of a 12.3% increase in billable headcount, and a 19.2% increase in selling, general and administrative (“SG&A”) expenses compared to the prior year. In full year 2022, there was an $8.3 million special charge recorded in the fourth quarter related to severance and other employee-related costs. Adjusted EBITDA, which excludes the special charge, of $357.6 million, or 11.8% of revenues, compared to $354.0 million, or 12.8% of revenues, in the prior year period.

Full year 2022 earnings per diluted share (“EPS”) of $6.58 compared to $6.65 in the prior year. Full year 2022 EPS included the $8.3 million special charge, which reduced EPS by $0.19. Full year 2021 EPS included $9.6 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023 (“2023 Convertible Notes”), which reduced EPS by $0.20, and $3.1 million in fair value remeasurement of acquisition-related contingent consideration, which increased EPS by $0.09. Full year 2022 Adjusted EPS of $6.77 compared to Adjusted EPS of $6.76 in the prior year.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “We are pleased that in 2022, we once again reported record revenues, Adjusted EBITDA and Adjusted EPS. That strength and durability, to me, are consequences of our teams’ commitment to invest behind our people and positions, independent of market conditions, a commitment which has allowed us to increasingly serve our clients as they face their most significant opportunities and challenges.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $188.8 million for the year ended December 31, 2022 compared to $355.5 million for the year ended December 31, 2021. The year-over-year decrease in net cash provided by operating activities was largely due to higher compensation, operating expenses and income taxes paid, which was partially offset by an increase in cash collected.

Cash and cash equivalents of $491.7 million at December 31, 2022 compared to $494.5 million at December 31, 2021 and $327.0 million at September 30, 2022. Total debt, net of cash, of ($175.5) million at December 31, 2022 compared to ($178.2) million at December 31, 2021 and ($10.8) million at September 30, 2022. The sequential decrease in total debt, net of cash, was primarily due to an increase in cash provided by operating activities, which was partially offset by share repurchases.

On December 1, 2022, FTI Consulting’s Board of Directors authorized the additional amount of $400.0 million to repurchase its outstanding shares of common stock under its stock repurchase program. During the quarter ended December 31, 2022, the Company repurchased 425,016 shares of its common stock at an average price per share of $153.09 for a total cost of $65.1 million. In full year 2022, the Company repurchased 574,418 shares of its common stock at an average price per share of $154.23 for a total cost of $88.6 million. As of December 31, 2022, approximately $478.5 million remained available for common stock repurchases under the Company’s stock repurchase program.

Fourth Quarter 2022 Results

Fourth quarter 2022 revenues of $774.4 million increased $98.2 million, or 14.5%, compared to revenues of $676.2 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $124.3 million, or 18.4%, compared to the prior year quarter. Acquisition-related revenues contributed $3.5 million during the quarter. The increase in revenues was primarily due to higher demand across the Corporate Finance & Restructuring, Forensic and Litigation Consulting and Technology segments. Net income of $47.5 million compared to $38.2 million in the prior year quarter. The increase in net income was primarily due to higher revenues, which was partially offset by an increase in compensation, including the impact of a 12.3% increase in billable headcount, higher SG&A expenses, the aforementioned $8.3 million special charge, an increase in FX remeasurement losses and a higher effective tax rate compared to the prior year quarter. Adjusted EBITDA, which excludes the special charge, of $92.0 million, or 11.9% of revenues, compared to $62.0 million, or 9.2% of revenues, in the prior year quarter.

Fourth quarter 2022 EPS of $1.33 compared to $1.07 in the prior year quarter. Fourth quarter 2022 EPS included the $8.3 million special charge, which decreased EPS by $0.19. Fourth quarter 2021 EPS included $2.4 million of non-cash interest expense related to the Company’s 2023 Convertible Notes, which decreased EPS by $0.06. Fourth quarter 2022 Adjusted EPS of $1.52, which excludes the special charge, compared to Adjusted EPS of $1.13 in the prior year quarter. Fourth quarter 2021 Adjusted EPS excluded the non-cash interest expense related to the Company’s 2023 Convertible Notes.

Fourth Quarter 2022 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $61.3 million, or 26.5%, to $292.8 million in the quarter, compared to $231.5 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $68.4 million, or 29.5%, compared to the prior year quarter. Acquisition-related revenues contributed $3.5 million in the quarter. The increase in revenues was due to higher demand for restructuring and business transformation services. Adjusted Segment EBITDA of $52.4 million, or 17.9% of segment revenues, compared to $22.2 million, or 9.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 14.3% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $22.4 million, or 16.2%, to $160.4 million in the quarter, compared to $138.0 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $25.9 million, or 18.8%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for investigations, data & analytics and health solutions services. Adjusted Segment EBITDA of $13.8 million, or 8.6% of segment revenues, compared to $8.5 million, or 6.2% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 5.9% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment decreased $0.3 million, or 0.2%, to $172.0 million in the quarter, compared to $172.3 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $8.4 million, or 4.9%, compared to the prior year quarter. The increase in revenues was primarily due to higher realization for merger and acquisition (“M&A”)-related antitrust and international arbitration services, which was partially offset by lower demand for financial economics services compared to the prior year quarter. Adjusted Segment EBITDA of $27.3 million, or 15.9% of segment revenues, compared to $30.0 million, or 17.4% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher SG&A expenses compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $12.2 million, or 18.9%, to $76.8 million in the quarter, compared to $64.6 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $14.4 million, or 22.2%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for investigations and M&A-related “second request” services. Adjusted Segment EBITDA of $11.8 million, or 15.3% of segment revenues, compared to $7.8 million, or 12.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of an 18.8% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $2.6 million, or 3.7%, to $72.4 million in the quarter, compared to $69.9 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $7.3 million, or 10.4%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for public affairs and financial communications services. Adjusted Segment EBITDA of $10.5 million, or 14.5% of segment revenues, compared to $14.9 million, or 21.4% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes the impact of a 19.2% increase in billable headcount, and an increase in SG&A expenses compared to the prior year quarter.

2023 Guidance

The Company estimates that revenues for full year 2023 will range between $3.330 billion and $3.470 billion. The Company estimates that EPS for full year 2023 will range between $6.80 and $7.70. The Company does not currently expect Adjusted EPS to differ from EPS.

Fourth Quarter and Full Year 2022 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss fourth quarter and full year 2022 financial results at 9:00 a.m. Eastern Time on Thursday, February 23, 2023. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 7,600 employees located in 31 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $3.0 billion in revenues during fiscal year 2022. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by (used in) operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$491,688	$494,485
Accounts receivable, net	896,153	754,120
Current portion of notes receivable	27,292	30,256
Prepaid expenses and other current assets	95,469	91,166

Total current assets	1,510,602	1,370,027
Property and equipment, net	153,466	142,163
Operating lease assets	203,764	215,995
Goodwill	1,227,593	1,232,791
Intangible assets, net	25,514	31,990
Notes receivable, net	55,978	53,539
Other assets	64,490	54,404

Total assets	$3,241,407	$3,100,909

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$173,953	$165,025
Accrued compensation	541,892	507,556
Billings in excess of services provided	53,646	45,535

Total current liabilities	769,491	718,116
Long-term debt, net	315,172	297,158
Noncurrent operating lease liabilities	221,604	236,026
Deferred income taxes	162,374	170,612
Other liabilities	91,045	95,676

Total liabilities	1,559,686	1,517,588

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 34,026 (2022) and 34,333 (2021)	340	343
Additional paid-in capital	—	13,662
Retained earnings	1,858,103	1,698,156
Accumulated other comprehensive loss	(176,722)	(128,840)

Total stockholders’ equity	1,681,721	1,583,321

Total liabilities and stockholders’ equity	$3,241,407	$3,100,909

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended December 31,
	2022	2021

	(Unaudited)
Revenues	$774,431	$676,231

Operating expenses
Direct cost of revenues	526,139	484,126
Selling, general and administrative expenses	164,973	138,768
Special charges	8,340	—
Amortization of intangible assets	2,323	2,308

	701,775	625,202

Operating income	72,656	51,029

Other income (expense)
Interest income and other	(6,500)	896
Interest expense	(2,579)	(5,130)

	(9,079)	(4,234)

Income before income tax provision	63,577	46,795
Income tax provision	16,079	8,587

Net income	$47,498	$38,208

Earnings per common share — basic	$1.42	$1.14

Weighted average common shares outstanding — basic	33,552	33,519

Earnings per common share — diluted	$1.33	$1.07

Weighted average common shares outstanding — diluted	35,658	35,550

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $— and $—	$47,463	$(4,363)

Total other comprehensive income (loss), net of tax	47,463	(4,363)

Comprehensive income	$94,961	$33,845

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Year Ended December 31,
	2022	2021
Revenues	$3,028,908	$2,776,222

Operating expenses
Direct cost of revenues	2,065,977	1,915,507
Selling, general and administrative expenses	641,070	537,844
Special charges	8,340	—
Amortization of intangible assets	9,643	10,823

	2,725,030	2,464,174

Operating income	303,878	312,048

Other income (expense)
Interest income and other	3,918	6,193
Interest expense	(10,047)	(20,294)

	(6,129)	(14,101)

Income before income tax provision	297,749	297,947
Income tax provision	62,235	62,981

Net income	$235,514	$234,966

Earnings per common share — basic	$6.99	$7.02

Weighted average common shares outstanding — basic	33,693	33,489

Earnings per common share — diluted	$6.58	$6.65

Weighted average common shares outstanding — diluted	35,783	35,337

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $— and $—	$(47,882)	$(22,405)

Total other comprehensive loss, net of tax	(47,882)	(22,405)

Comprehensive income	$187,632	$212,561

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(Unaudited)
Net income	$47,498	$38,208	$235,514	$234,966
Add back:
Remeasurement of acquisition-related contingent consideration	—	—	—	(3,130)
Special charges	8,340	—	8,340	—
Tax impact of special charges	(1,584)	—	(1,584)	—
Non-cash interest expense on convertible notes	—	2,445	—	9,586
Tax impact of non-cash interest expense on convertible notes	—	(636)	—	(2,492)

Adjusted Net Income	$54,254	$40,017	$242,270	$238,930

Earnings per common share — diluted	$1.33	$1.07	$6.58	$6.65
Add back:
Remeasurement of acquisition-related contingent consideration	—	—	—	(0.09)
Special charges	0.23	—	0.23	—
Tax impact of special charges	(0.04)	—	(0.04)	—
Non-cash interest expense on convertible notes	—	0.08	—	0.27
Tax impact of non-cash interest expense on convertible notes	—	(0.02)	—	(0.07)

Adjusted earnings per common share — diluted	$1.52	$1.13	$6.77	$6.76

Weighted average number of common shares outstanding — diluted	35,658	35,550	35,783	35,337

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2022 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$47,498
Interest income and other							6,500
Interest expense							2,579
Income tax provision							16,079

Operating income	$46,359	$7,696	$26,122	$8,425	$9,360	$(25,306)	$72,656
Depreciation and amortization	1,673	1,267	1,183	3,226	618	688	8,655
Amortization of intangible assets	1,940	242	—	—	141	—	2,323
Special charges	2,444	4,614	31	106	369	776	8,340

Adjusted EBITDA	$52,416	$13,819	$27,336	$11,757	$10,488	$(23,842)	$91,974

Year Ended December 31, 2022	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$235,514
Interest income and other							(3,918)
Interest expense							10,047
Income tax provision							62,235

Operating income	$195,295	$54,822	$98,178	$33,431	$46,982	$(124,830)	$303,878
Depreciation and amortization	6,722	5,532	4,881	13,161	2,580	2,821	35,697
Amortization of intangible assets	7,976	977	—	—	689	1	9,643
Special charges	2,444	4,614	31	106	369	776	8,340

Adjusted EBITDA	$212,437	$65,945	$103,090	$46,698	$50,620	$(121,232)	$357,558

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$38,208
Interest income and other							(896)
Interest expense							5,130
Income tax provision							8,587

Operating income	$19,047	$7,044	$28,571	$4,612	$14,171	$(22,416)	$51,029
Depreciation and amortization	1,346	1,200	1,420	3,176	536	960	8,638
Amortization of intangible assets	1,841	247	—	—	218	2	2,308

Adjusted EBITDA	$22,234	$8,491	$29,991	$7,788	$14,925	$(21,454)	$61,975

Year Ended December 31, 2021	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$234,966
Interest income and other							(6,193)
Interest expense							20,294
Income tax provision							62,981

Operating income	$145,765	$66,643	$111,462	$42,927	$49,708	$(104,457)	$312,048
Depreciation and amortization	5,362	5,008	5,724	12,812	2,166	3,197	34,269
Amortization of intangible assets	7,485	894	—	—	2,439	5	10,823
Remeasurement of acquisition-related contingent consideration	(3,130)	—	—	—	—	—	(3,130)

Adjusted EBITDA	$155,482	$72,545	$117,186	$55,739	$54,313	$(101,255)	$354,010

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount

	(in thousands)					(at period end)
Three Months Ended December 31, 2022 (Unaudited)
Corporate Finance & Restructuring	$292,807	$52,416	17.9%	58%	$485	1,946
Forensic and Litigation Consulting	160,386	13,819	8.6%	51%	$369	1,584
Economic Consulting	172,007	27,336	15.9%	63%	$522	1,007
Technology (1)	76,802	11,757	15.3%	N/M	N/M	556
Strategic Communications (1)	72,429	10,488	14.5%	N/M	N/M	970

	$774,431	$115,816	15.0%			6,063

Unallocated Corporate		(23,842)

Adjusted EBITDA		$91,974	11.9%

Year Ended December 31, 2022
Corporate Finance & Restructuring	$1,088,573	$212,437	19.5%	61%	$460	1,946
Forensic and Litigation Consulting	638,478	65,945	10.3%	54%	$361	1,584
Economic Consulting	695,208	103,090	14.8%	68%	$508	1,007
Technology (1)	319,983	46,698	14.6%	N/M	N/M	556
Strategic Communications (1)	286,666	50,620	17.7%	N/M	N/M	970

	$3,028,908	$478,790	15.8%			6,063

Unallocated Corporate		(121,232)

Adjusted EBITDA		$357,558	11.8%

Three Months Ended December 31, 2021 (Unaudited)
Corporate Finance & Restructuring	$231,474	$22,234	9.6%	55%	$444	1,702
Forensic and Litigation Consulting	138,004	8,491	6.2%	50%	$353	1,496
Economic Consulting	172,283	29,991	17.4%	69%	$520	921
Technology (1)	64,604	7,788	12.1%	N/M	N/M	468
Strategic Communications (1)	69,866	14,925	21.4%	N/M	N/M	814

	$676,231	$83,429	12.3%			5,401

Unallocated Corporate		(21,454)

Adjusted EBITDA		$61,975	9.2%

Year Ended December 31, 2021
Corporate Finance & Restructuring	$938,969	$155,482	16.6%	59%	$452	1,702
Forensic and Litigation Consulting	584,835	72,545	12.4%	56%	$350	1,496
Economic Consulting	697,405	117,186	16.8%	72%	$509	921
Technology (1)	287,366	55,739	19.4%	N/M	N/M	468
Strategic Communications (1)	267,647	54,313	20.3%	N/M	N/M	814

	$2,776,222	$455,265	16.4%			5,401

Unallocated Corporate		(101,255)

Adjusted EBITDA		$354,010	12.8%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2022	2021
Operating activities
Net income	$235,514	$234,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,898	34,269
Amortization and impairment of intangible assets	9,643	10,823
Acquisition-related contingent consideration	2,172	(324)
Provision for expected credit losses	19,684	16,151
Share-based compensation	25,414	23,051
Amortization of debt discount and issuance costs and other	2,224	11,701
Deferred income taxes	(10,456)	4,958
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(182,667)	(61,274)
Notes receivable	(403)	12,645
Prepaid expenses and other assets	459	(1,165)
Accounts payable, accrued expenses and other	8,430	(2,102)
Income taxes	(4,322)	10,523
Accrued compensation	37,931	59,566
Billings in excess of services provided	9,273	1,695

Net cash provided by operating activities	188,794	355,483

Investing activities
Payments for acquisition of businesses, net of cash received	(6,742)	(10,428)
Purchases of property and equipment and other	(53,319)	(68,665)

Net cash used in investing activities	(60,061)	(79,093)

Financing activities
Borrowings under revolving line of credit	165,000	402,500
Repayments under revolving line of credit	(165,000)	(402,500)
Payments of debt issuance costs	(3,993)	—
Purchase and retirement of common stock	(85,424)	(46,133)
Share-based compensation tax withholdings and other	(15,330)	(9,246)
Payments for business acquisition liabilities	(4,848)	(7,496)
Deposits and other	3,583	1,201

Net cash used in financing activities	(106,012)	(61,674)

Effect of exchange rate changes on cash and cash equivalents	(25,518)	(15,184)

Net increase (decrease) in cash and cash equivalents	(2,797)	199,532
Cash and cash equivalents, beginning of period	494,485	294,953

Cash and cash equivalents, end of period	$491,688	$494,485

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Year Ended December 31,
	2022	2021
Net cash provided by operating activities	$188,794	$355,483
Purchases of property and equipment	(53,098)	(68,569)

Free Cash Flow	$135,696	$286,914